Exhibit 99.1

FOR IMMEDIATE RELEASE

Retail Properties of America, Inc. Appoints Thomas J. Sargeant to Board of Directors

Oak Brook, IL – June 14, 2013 – Retail Properties of America, Inc. (NYSE: RPAI) today announced the appointment of Thomas J. Sargeant, chief financial officer of AvalonBay Communities, to its Board of Directors, effective immediately. With the appointment, the RPAI Board now consists of nine directors. Mr. Sargeant has also been appointed to the Audit Committee.

“We are delighted to welcome a real estate and financial professional of Tom’s caliber to the Board of Directors,” said Steve Grimes, president and chief executive officer of RPAI. “Tom is a highly qualified and experienced individual who brings to RPAI deep financial knowledge and extensive capital markets experience. We look forward to benefiting from his perspectives and valuable insights as we continue to execute on our strategic plans.”

About Tom Sargeant

Mr. Sargeant is chief financial officer of AvalonBay Communities, Inc., an S&P 500 listed company where he is responsible for all of the financial operations of the company, including capital markets/finance, financial reporting and financial services. Prior to Avalon’s formation, Mr. Sargeant served as Group Financial Officer for the Northeast Group, the Mid-Atlantic Group and the Midwest Group of Trammell Crow Residential. He was also responsible for financial services operations. Mr. Sargeant joined Trammell Crow Residential in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining Trammell Crow Residential, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College.

About Retail Properties of America, Inc.

Retail Properties of America, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that owns and operates high quality, strategically located shopping centers across 35 states. The Company is one of the largest owners and operators of shopping centers in the United States. The Company is publicly traded on the New York Stock Exchange under the ticker symbol RPAI. Additional information about the Company is available at www.rpai.com.

Contact:	Michael Fitzmaurice
Vice President, Finance
800.541.7661
fitzmaurice@rpai.com